                                                                   EXHIBIT 10.12



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into by and between Aviation Group, Inc., a Texas corporation (the "Company"), and Thomas J. Smith, an individual ("Employee"), as of August 1, 1998 (the "Effective Date").

                              W I T N E S S E T H:

         In consideration of the mutual covenants herein contained, the employment of Employee upon the terms, conditions and covenants set forth herein and each act performed pursuant hereto, the parties hereto agree as follows:

                                    ARTICLE I
                              EMPLOYMENT AND DUTIES

         1.1 Employment. For the term of employment as below stated, the Company hereby employs Employee as its President and Chief Operating Officer to perform such duties as the Chief Executive Officer of the Company and the Board of Directors shall from time to time prescribe.

         1.2 Employee's Resources. Employee shall devote substantially all of his time, energy and capabilities to the performance of such duties and shall not devote any material portion of his time or abilities to the planning, organization, promotion, direction, management or conduct of any other business activity, whether or not such other business activity is pursued for the gain, profit or pecuniary advantage of Employee, without having first obtained the consent of the Company. Employee further agrees that, without the prior consent of the Company, Employee shall not during the term of this Agreement directly or indirectly (i) invest in any business which is competitive with that of the Company, (ii) attempt to influence customers or other business associates not to do business with or not to continue to do business with the Company, or (iii) take any other action inconsistent with the fiduciary responsibility of an employee to his employer.

                                   ARTICLE II
                               TERM OF EMPLOYMENT

         2.1 Term. Subject to earlier termination as hereinafter provided, the initial term of employment of Employee hereunder shall commence on the Effective Date and shall end on the third anniversary of the Effective Date. At the end of the initial term, the Agreement will automatically extend for an additional year and for an additional year each year thereafter, unless either party notifies the other party in writing at least 90 days prior to the end of the Term of Employment (as hereinafter defined) that the Agreement will terminate at the end of the term. As used herein, the phrase "Term of Employment" shall mean said initial term of employment as well as any renewal terms thereof.

         2.2 Termination. This Agreement may be terminated at any time during the Term of Employment only by reason of and in accordance with the following:

             (a) Death. If Employee dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate as of the date of Employee's death; and the Company shall have no further obligation to Employee or his estate, except to pay to the estate of Employee
(i) any accrued, but unpaid, Salary (as hereinafter defined) and any vacation or sick leave benefits which have accrued as of the date of death but were then unpaid or unused, and (ii) any declared, accrued Bonus Compensation (as hereinafter defined), if any.

             (b) Disability. If, during the term of this Agreement, Employee shall be prevented from performing his duties hereunder by reason of becoming totally disabled, then the Company, on thirty (30) days' prior notice to Employee, may terminate this Agreement. For purposes of this Agreement, Employee shall be deemed to have become totally disabled when (i) he receives "total disability benefits" under the Company's disability plan (whether funded with insurance or self-funded by the Company), or (ii) the Board, upon the written report of a qualified physician (after complete examination of Employee) designated by the Board, shall have determined that Employee has become physically and/or mentally incapable of performing his duties under this Agreement on a permanent basis. In the event of termination pursuant to this Section, the Company shall be relieved of all of its obligations under this Agreement, except to pay Employee any accrued, but unpaid Salary, any vacation or sick leave benefits which have accrued as of the date on which such permanent disability is determined, but then remain unpaid, and any declared Bonus Compensation. The provisions of the preceding sentence shall not affect Employee's rights to receive payments under the Company's disability insurance plan, if any.

             (c) Termination by the Company for Cause. Prior to the expiration of the term of this Agreement, the Company may discharge Employee for cause and terminate this Agreement without any further liability hereunder to Employee or his estate, except to pay any accrued, but unpaid, Salary, any declared Bonus Compensation, and any vacation benefits and sick leave due to him. For purposes of this Agreement, a "discharge for cause" shall mean termination of Employee upon written notification to Employee limited, however, to one or more of the following reasons:

                 (i) Fraud, misappropriation or embezzlement by Employee in connection with the Company as determined by the affirmative vote of at least a majority of the Board; or

                 (ii) Gross mismanagement or willful neglect of Employee's duties as determined solely by the Board; or

                 (iii) Willful and unauthorized disclosure of information proprietary or confidential to the Company; or

                 (iv) Employee's breach of any material term or provision of this Agreement, after notice to Employee of the particular details thereof and a period of thirty (30) days thereafter within which to cure such breach, if any, and the failure of Employee to cure such breach within such thirty (30) day period.

             (d) Termination by Employee with Notice. Employee may terminate this Agreement at any time upon thirty (30) days' notice to the Company, in which event Employee shall be paid his then prevailing Salary prorated to the date of termination, plus any accrued, but unused, vacation benefits and sick leave.

             (e) Severance. Severance will be paid to Employee, only if employee is terminated under terms listed above in Article II, Section 2.2, Subsection
(c) (ii). Employee shall receive severance pay equal to 90 days of regular pay if employee is terminated for reasons listed in Article II, Section 2.2, Subsection (c) (ii). If employee is terminated for any other reasons with cause (other than the reasons listed in Article II, Section 2.2, Subsection (c) (ii)), then Employee is due no severance pay whatsoever.

                                   ARTICLE III
                            COMPENSATION AND BENEFITS

         3.1 Salary and Bonus. As compensation for the Employee's services to the Company and other duties and responsibilities herein contemplated, Employee shall receive from the Company a salary commencing on August 1, 1998, and payable in equal monthly installments, equivalent to $120,000.00 per year. Employee may also be entitled to receive from time to time bonuses and additional compensation ("Bonus Compensation") when, as, and if determined by the Board, consistent with Board policy.

         3.2 Collections. Group shall remit promptly from time to time after the closing (the "Closing") of the transactions contemplated in the Stock Purchase Agreement between Aviation Group, Inc., General Electrodynamics Corporation ("GEC"), Omega Management Corporation and Employee (the "Stock Purchase Agreement") to Employee up to $300,000 of any collections, net of direct expenses, received by GEC pursuant to any of the Government Contracts (as defined in the Stock Purchase Agreement) after the Closing, on a when earned/as collected basis. If Group or GEC is required pursuant to a final judgment to remit payments to Dick Davis pursuant to the Non- Competition Agreement, as amended, by and between Dick Davis and GEC (the "Non-Competition Agreement") on an accelerated basis, Employee agrees to accept payments owed to Employee under this Section according to the payment schedule set forth in the Non-Competition Agreement.

         3.3 Employment Benefits. In addition to the Salary and Bonus Compensation payable to Employee hereunder, Employee shall be entitled to the following benefits (which shall be comparable to those benefits to which Employee was entitled as an employee of General Electrodynamics Corporation) upon satisfaction by Employee of the eligibility requirements therefor, subject to the following limitations:

             (a) Sick Leave Benefits and Disability Insurance. Unless this Agreement is terminated pursuant to the provisions of Section 2.2(b) hereof, Employee shall be paid sick leave benefits at his then prevailing Salary rate during his absence due to illness or other incapacity, reduced by the amount, if any, of worker's compensation, social security entitlement or disability benefits, if any, under the Company's group disability insurance plan. The Company, at its own expense, shall provide Employee with the maximum amount of disability insurance benefits allowed for one in the position of Employee with the Company under and consistent with any group disability insurance plan which the Company, at its election, may adopt. Notwithstanding anything herein to the contrary, Employee's sick leave days shall not exceed the number of sick leave days provided to employees of similar tenure and position in the Company as provided in the Company's policy manual, if any.

             (b) Hospitalization, Accident, Major Medical and Dental Insurance. The Company shall provide Employee with group hospitalization, group accident, major medical, and dental insurance in amounts of coverage comparable to the coverage, if any, provided other employees in similar positions with the Company. Coverage will commence on employment date of August 1, 1998.

             (c) Vacations. Employee shall be entitled to a reasonable paid vacation each year during the term of this Agreement as determined by the Board, exclusive of holidays and weekends, which vacation shall be taken by Employee in accordance with the business requirements of the Company at the time and its personnel policies then in effect relative to this subject.

             (d) Working Facilities. The Company shall provide, at its expense, adequate facilities, equipment, supplies and personnel (including professional, clerical, support and other personnel) for Employee's use in performing his duties and responsibilities under this Agreement.

             (e) Other Employment Benefits. As an employee of the Company, Employee shall participate in and receive such other fringe benefits as may be in effect from time to time for employees of similar tenure and position in the Company, whether or not specifically enumerated herein and whether or not through any written plan or arrangement, upon satisfaction by Employee of the eligibility requirements therefor.

         3.4 Reimbursement of Employee Expenses. Employee is authorized to incur ordinary, necessary and reasonable expenses in connection with the performance of his duties and responsibilities under this Agreement and for the promotion of the business and activities of the Company during the term hereof, including, without limitation, expenses for necessary travel and entertainment and other items of expenses required in the normal and routine course of Employee's employment hereunder. The Company will reimburse Employee from time to time for all such business expenses incurred pursuant to and in conformity with the provisions of this Section provided that Employee presents to the Company documentary evidence of such expenses necessary to satisfy the reporting requirements of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE IV
                              RESTRICTIVE COVENANTS

         4.1 Trade Secrets, Propriety and Confidential Information. Employee recognizes and acknowledges that Employee will acquire during his employment hereunder access to certain trade secrets and confidential and proprietary information of the Company (including, but not limited to, financial data, marketing and sales plans, customer and supplier lists, and technical and commercial information relating to the Company's properties, customers and suppliers). Employee acknowledges that the information he obtains through his employment hereunder constitutes valuable, special, and unique property of the Company and that the Company would suffer great loss and damage if he should violate the covenants set forth in this Agreement. Employee acknowledges that such covenants and conditions are reasonable and necessary for the protection of the Company's business.

         4.2 Solicitation of Employees. Employee agrees that during the Term of Employment and until three years after the termination or expiration of the Term of Employment, he will not, directly or indirectly, or by act in concert with others, employ or attempt to employ or solicit for employment to any business which is competitive with the Company, any of the Company's employees, or seek to influence any employees of the Company to leave their employment with the Company.

         4.3 Nondisclosure of Trade Secrets, Propriety and Confidential Information. Employee agrees that without the prior written approval of the Company, Employee shall not during the Term of Employment or following the cessation of the Term of Employment for any reason disclose any of the Company's trade secrets or confidential or proprietary information to any person or firm, company, association, or other entity (except for authorized personnel of the Company) for any reason or purpose whatsoever; provided, however, that this Section shall not apply to the extent that Employee shall be required to provide information pursuant to a valid, lawful subpoena or court order so long as Employee shall have made his best efforts in good faith to cause the court of relevant jurisdiction, to the greatest extent possible, to limit the scope of such subpoena or order and protect the confidentiality of the information so disclosed.

         4.4 Noncompetition Agreement. Employee covenants and agrees to refrain for three years after any termination or expiration of his employment with the Company from engaging in, or being employed by or performing consulting services for any company or firm engaged in, the business of providing painting and/or paint stripping services for aircraft, aircraft cleaning services, ground handling services and/or light catering to the airline industry or any other aviation business segment in which the Company may be engaged at the time of such employment termination or expiration.

         4.5 Solicitation of Business of Company. Employee covenants and agrees that during the Term of Employment Employee will not attempt to influence customers, suppliers, and other business associates not to do business with or not to continue to do business with the Company or its affiliates.

         4.6 Survival of Covenants. Sections 4.2, 4.3 and 4.4 hereof shall survive any expiration or termination of this Agreement and shall continue to bind the parties hereto in accordance with the terms hereof. The covenants contained in this Article IV shall be construed as covenants or agreements independent of any other provision of this Agreement and the allegation or existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein.

         4.7 Remedies. In the event of breach or threatened breach by Employee of any provision of this Article IV, the Company shall be entitled to relief by temporary restraining order, temporary injunction, permanent injunction, or otherwise in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

         5.1 Notices. Whenever, in connection with this Agreement, any notice is required to be given or any other act or event is to be done or occur on or by a particular number of days, and the date thus particularized should be a Saturday, Sunday, or bank holiday in the City of Dallas, Texas, such date shall be postponed to the next day which shall not be a Saturday, Sunday, or bank holiday in the City of Dallas, Texas. In the event a notice or other document is required to be given hereunder to the Company or Employee, such notice or other document shall either be personally delivered or be mailed to the party entitled to receive the same by certified mail, return receipt requested, at the appropriate address set forth below or at such other address as such party shall designate in a written notice given in accordance with this Section:

         Company:                                    Employee:

         Aviation Group, Inc.                        Thomas J. Smith
         700 North Pearl Street, Suite 2170          4828 Lakeside Drive
         Dallas, Texas 75201                         Colleyville, Texas  76034

Notice shall be deemed given on the date of actual delivery, if delivered in person, or, if mailed, then on the date noted on the return receipt.

         5.2 Binding Effect. The rights and obligations of the parties shall inure to the benefit of and shall be binding upon their heirs, representatives, successors and assigns as the case may be.

         5.3 Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

         5.4 Waiver, Modification and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

         5.5 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ACTIONS HEREON SHALL BE BROUGHT IN DALLAS COUNTY, TEXAS.

         5.6 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         5.7 Captions. The captions herein are inserted for convenience only and shall not affect the construction of this Agreement.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

                                     COMPANY:

                                     AVIATION GROUP, INC., a Texas corporation


                                     By: /s/ LEE SANDERS
                                        ------------------------------
                                     Name:   Lee Sanders
                                          ----------------------------
                                     Title:  Chairman of the Board
                                           ---------------------------

                                     EMPLOYEE:


                                      /s/ THOMAS J. SMITH
                                     ---------------------------------
                                     Thomas J. Smith

                        GEC BENEFITS FOR THOMAS J. SMITH


     o Harris HMO Health Insurance
     o United Dental Plan
     o VSP Vision plan
     o Company paid:
         Auto Lease:- Including insurance, gasoline and upkeep
         UNUM disability insurance
         Farmers Life Insurance
     o Business expenses reimbursed
     o 401K Program